Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES THIRD QUARTER

FINANCIAL RESULTS

Novato, CA – October 29, 2003 — Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today financial results for the third quarter ended September 28, 2003.

For the third quarter 2003, net revenues were $41.7 million, compared with revenues of $31.9 million in the third quarter 2002. Gross profit for the quarter was $12.1 million, or 29.0 percent of net revenues versus $10.8 million or 33.7 percent of net revenues, for the same period a year ago. The third quarter net income was $228,000, or $0.02 per diluted share, versus net income of $244,000, or $0.02 per diluted share, for the third quarter of 2002. The 2003 third quarter net income includes net restructuring costs of $340,000 related to FAS 146 adjustment for forecasted sublease income, offset by income of $696,000 due to a change in estimate for the executive bonus liability. In addition, the Company did not book any taxes against the operating profits incurred in the third quarter of 2003, since it will report a loss for the full year. The 2003 third quarter’s operating results included the financial results of OnStaff®, which was acquired in August 2002.

For the nine-month period ended September 28, 2003, net revenues were $123.3 million versus $81.3 million, for the comparable nine-month period a year ago. Gross profit for the nine-month period ended September 28, 2003 was $36.1 million, compared to $27.7 million, for the comparable nine-month period a year ago. The net loss for the nine-month period ended September 28, 2003, was $3.5 million or a loss of $0.27 per diluted share, compared with a net loss of $3.0 million or a loss of $0.23 per diluted share, in the comparable nine-month period a year ago.

“During the third quarter, the Company experienced two distinct trends from its two operating divisions, Technology and OnStaff,” stated Brenda Rhodes, Chairman and CEO. “We saw an established trend in the gradual increases in our working contractors during the quarter in our Technology division. In particular, our Healthcare and Government verticals both recorded continual growth during the quarter and are expected to hold solid during the fourth quarter. We are pleased with the results of our sales and recruiting staffs in these areas.”

Hall, Kinion & Associates, Inc.

October 29, 2003/Page 2 of 4

“The 3rd quarter also saw the much anticipated bubble bursting of our mortgage refinance boom. We were encouraged by the collapsible model of OnStaff as management adjusted the model to fit the comedown in the refinance business in order to remain profitable. We are further encouraged as we have seen the stabilization of job orders and run rate in the past 4 weeks. We continue to see demand in non-refinance areas utilizing similiar processing skills,” Ms. Rhodes remarked.

Hall, Kinion & Associates will hold a conference call concerning this announcement today, Wednesday, October 29, 2003. The conference call will begin at 8:00 a.m. PST/ 11:00 a.m. EST and will last for approximately one hour. To participate on the call, dial in (703) 871-3085 or (888) 747-3510 at least five minutes prior to the start time. Investors have the opportunity to listen to the conference call live on the Internet at the Company’s Web site at http://www.hallkinion.com. Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available for 14 days via phone at (888) 266-2081, passcode #288752 through November 12, 2003.

About Hall, Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. The Company finds, evaluates and places industry-specific Technology and Corporate Professionals.

Founded in 1991, Hall Kinion® completed its initial public offering in 1997. The Company operates two divisions, both of which provide consultants and direct-hire talent: The Technology Professional Division places highly-skilled experts in positions ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors. The Corporate Professional Services Division (OnStaff) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit the Company’s Web site at http://www.hallkinion.com.

About OnStaff

OnStaff is a premier national specialty Staffing firm placing temporary and full-time professionals in the Title, Escrow, Mortgage, Financial Services and Healthcare industries. The Company operates industry-specific recruiting and placement Web sites including: www.titleboard.com, www.escrowboard.com, www.bankingboard.com and MediCenter.com. OnStaff’s Web site address is http://www.onstaff.com. OnStaff is a wholly owned subsidiary of Hall, Kinion & Associates, Inc.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 29, 2002 and other filings made with the Securities & Exchange Commission (“SEC”).

This press release speaks only as of the date it was issued and readers are cautioned that changes in general economic, business or other conditions or in the business condition, financial results or operations of Hall Kinion may have occurred since such date. Hall Kinion undertakes no duty to update the information appearing in the press release. Also, subsequent press releases may have been issued, subsequent public conference calls may have been held or documents containing later or additional information may have been filed with the SEC or NASDAQ or otherwise become available or come into existence.

FINANCIAL TABLES FOLLOW

Hall, Kinion & Associates, Inc.

October 29, 2003/Page 3 of 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	Sept. 28,	Dec. 29,
	2003	2002
Assets
Current Assets:
Cash and cash equivalents	$2,755	$8,571
Accounts receivable, net	20,908	17,804
Prepaid expenses and other current assets	2,240	1,554
Deferred income taxes	3,925	3,925

Total current assets	29,828	31,854
Property and equipment, net	5,710	7,511
Goodwill	11,806	11,849
Intangible assets, net	10,201	10,859
Deferred income taxes and other assets	12,929	12,833

Total assets	$70,474	$74,906

Liabilities and Stockholders’ Equity
Current Liabilities:
Line of credit	$—	$10,000
Accounts payable and accrued expenses	10,865	11,108
Reserve for restructure costs	2,424	3,014
Income taxes payable	794	816

Total current liabilities	14,083	24,938
Line of credit	10,904	—
Accrued compensation and deferred rent	2,725	3,046
Reserve for non-current restructuring costs	2,466	3,155

Total liabilities	30,178	31,139

Stockholders’ equity:
Common stock	84,713	85,036
Stockholder notes receivable	(500)	(800)
Accumulated other comprehensive loss	(101)	(103)
Accumulated deficit	(43,816)	(40,366)

Total stockholders’ equity	40,296	43,767

Total liabilities and stockholders’ equity	$70,474	$74,906

Hall, Kinion & Associates, Inc.

October 29, 2003/Page 4 of 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 28, 2003	Sept. 29, 2002	Sept. 28, 2003	Sept. 29, 2002
Net revenues:
Contract services	$40,623	$30,630	$119,875	$77,267
Permanent placement	1,085	1,313	3,423	4,005

Total net revenues	41,708	31,943	123,298	81,272
Cost of contract services	29,606	21,168	87,213	53,554

Gross profit	12,102	10,775	36,085	27,718
	29.02%	33.73%	29.27%	34.11%
Operating expenses:
Selling, general and administrative	11,383	10,819	36,362	33,501
Restructuring costs, net	340	(876)	2,906	(876)

Total operating expenses	11,723	9,943	39,268	32,625

Income (loss) from operations	379	832	(3,183)	(4,907)
Interest expense	(163)	(67)	(404)	(76)
Interest income	2	58	32	311
Other income / (expense)	10	9	105	43

Net income (loss) before income taxes	228	832	(3,450)	(4,629)
Income tax provision (benefit)	—	(588)	—	1,634

Net income (loss)	$228	$244	$(3,450)	$(2,995)

Net income (loss) per share:
Basic	$0.02	$0.02	$(0.27)	$(0.23)
Diluted	$0.02	$0.02	$(0.27)	$(0.23)
Shares used in per share calculations:
Shares Outstanding—Basic	12,582	12,556	12,594	13,054
Shares Outstanding—Diluted	12,753	12,627	12,594	13,054